UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________

FORM 8-K

______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2013

Cytomedix, Inc.

(Exact name of registrant as specified in its charter)

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Delaware	01-32518	23-3011702
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

209 Perry Parkway, Suite 7, Gaithersburg, MD 20877

(Address of Principal Executive Office) (Zip Code)

240-499-2680

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The registrant hereby incorporates by reference the disclosure made in Item 2.03 below.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 21, 2013, Cytomedix, Inc. (the “Company”) entered into subscription agreements (the “Subscription Agreements”) with certain institutional and individual “accredited investors” (the “Purchasers”), with respect to the sale of 10% subordinated convertible notes (the “Notes”) and warrants to purchase shares of the Company’s common stock for gross proceeds of $3 million (the “Offering”). The closing for the Offering is anticipated to take place no later than the 5th day following the satisfaction of closing conditions, including, among others, a condition relating to the determination by the Centers for Medicare & Medicaid Services (“CMS”) of a favorable decision regarding the Autologel reimbursement (the “CMS reimbursement determination”), as set forth in the Subscription Agreement, and is presently anticipated to take place on or about December 6, 2013. To the extent the foregoing closing condition is not satisfied, the closing will not occur and the Offering will terminate. Upon satisfaction of the closing conditions, 75% of the net proceeds of the Offering will be disbursed to the Company at such closing, with the balance to be disbursed ten days after the Company’s registration statement in connection with the resale of the securities sold in the Offering is declared effective.

The principal amount of the Notes will be due 91 days following payment in full of the Company’s senior debt facility currently in place with Midcap Financial LLC (“Midcap”). The Notes will accrue interest at a rate of 10% per annum, payable quarterly in cash or shares of the Company’s common stock, and may be converted into the shares of the Company’s common stock at any time following the Closing at the conversion price equal to 85% of the price of the Company’s common stock equal to the average of the daily volume weighted average prices for the ten trading day period immediately following the favorable CMS reimbursement determination (the “Market Price”), but in no event to exceed $0.75 per share. The Company may, upon advance notice, at any time prior to 120 days after the Closing repurchase the Notes from the investors at a price equal to 110% of the principal amount of the Note outstanding plus any accrued and unpaid interest. The Notes also contain conversion price anti-dilution adjustments and other similar provisions. In connection with the issuance of the Notes, the Company also agreed to issue to the investors in the Offering five-year warrants (the “Warrants”) to purchase shares of the Company’s common stock in the amount equal to 75% of the number of the Company’s shares into which the Notes may be converted at the Closing, at an exercise price equal to 125% of the Market Price. The Warrants also contain exercise price anti-dilution adjustments, cashless exercise and other similar provisions.

The Company agreed, pursuant to the terms of the Registration Rights Agreement entered into with the investors in the Offering, to file, within thirty days of the Closing, a registration statement with the Securities and Exchange Commission for the purposes of registering the resale the shares of the Company’s common stock underlying the Notes, the Warrants and the placement agent warrants to be issued in the Offering, and in the event of late filing of such registration statement, to pay certain late registration statement filing penalties as set forth in the Registration Rights Agreement.

The Company agreed to pay BTIG, LLC, the placement agent in connection with this Offering the following compensation: (i) an 8% cash commission on the gross proceeds of the Offering, (ii) a warrant to acquire shares of the Company’s common stock which number of shares is equivalent to 3% of the total common-equivalent shares sold in the Offering on the terms and provisions substantially similar to the Warrants, including the same registration rights, and (iii) out of pocket and legal expenses of the placement agent. In connection with the foregoing Offering, the Company was required to enter into a certain warrant modification agreement with its senior secured lender, Midcap, also an investor in this Offering, to reduce the exercise price of the February 2013 warrant issued by the Company to Midcap to be equal to the lesser of the Market Price and $0.70 per share, subject to future reduction upon completion of a future financing.

All respective purchasers in the Offering are “accredited investors” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act), and the Company will sell the securities in the Offering in reliance upon an exemption from registration contained in Section 4(2) and Rule 506 under the Securities Act. The Company intends to use the net proceeds of the Offering for the general corporate and working capital purposes.

The foregoing descriptions of the Subscription Agreement, the Notes, the Warrants and the Registration Rights Agreement contain other terms and provisions that are customary to the agreements and instruments of this nature. The representations, warranties and covenants contained in such documents and agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements, and (i) should not be treated as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in the agreements by disclosures that were made to the other party in connection with the negotiation of the agreements; (iii) may apply contract standards of "materiality" that are different from "materiality" under the applicable securities laws; and (iv) were made only as of the date of such agreements or such other date or dates as may be specified in the agreements.

Item 3.02	Unregistered Sales of Equity Securities

The registrant hereby incorporates by reference the disclosure made in Item 2.03 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Cytomedix, Inc.

By:	/s/ Martin P. Rosendale
Martin P. Rosendale
Chief Executive Officer

Date: November 21, 2013